                                                                     EXHIBIT 2.1

                           PATENT ASSIGNMENT AGREEMENT*


         This PATENT ASSIGNMENT AGREEMENT (the "Agreement"), dated as of October 25, 1997 (the "Effective Date"), is by and between Syntellect Technology Corporation, an Arizona corporation having its principal place of business at 15810 North 28th Avenue, Phoenix, Arizona ("STC"), Syntellect Inc. a Delaware corporation having its principal place of business at 1000 Holcombe Woods Parkway, Suite 410A, Roswell GA 30076 ("Syntellect"), and Aspect Telecommunications Corporation, a California corporation having its principal place of business at 1730 Fox Drive, San Jose, California ("Aspect").

                                    RECITALS

                  WHEREAS, STC and Syntellect individually own certain patents and patent applications and patent license agreements, and desire to assign all such patents and applications and patent license agreements related to such assigned patents and future revenues from such license agreements to Aspect; and

                  WHEREAS, Aspect desires to purchase all such patents and pending patent applications and rights under such license agreements as hereinafter provided;

                  NOW, THEREFORE, in view of the mutual covenants, representations, warranties, and other terms and conditions contained herein, the parties hereto agree as follows:

                                    AGREEMENT

1.       DEFINITIONS

         As used in this Agreement:

         1.1 "Affiliates," as to an entity, means entities that control, are controlled by, or are under common control with such entity. "Control" of an entity means (i) ownership directly or indirectly of forty percent (40%) or more of the voting equity or, in the case of a noncorporate entity, equivalent interests, or (ii) if such entity is in a country that limits the ownership permitted for foreign companies, exercise of management control through management agreements or otherwise.

         1.2 "Inventor" means Sanford J. Morganstein, one of the inventors named in certain of the Patents.

         1.3 "Patents" means the patents and pending patent applications that are assigned or assignable to, or otherwise owned by, STC or Syntellect as of the Effective Date, together with any continuation, continuation-in-part, divisional, reissue, reexamination, extension, and substitution patents and patent applications relating to such patents and patent applications, including foreign counterparts thereof and any equivalents thereof. All such patents and pending patent applications are set forth in Schedule A hereto. In the event that any Patents falling within this definition are inadvertently or otherwise omitted from Schedule A, the parties will amend Schedule A to correct such omission and any such omitted Patents will be covered by the terms of this Agreement.

         1.4 "Competitor of Aspect" means Lucent Technologies, Inc.; Rockwell International Corp.; Northern Telecom Ltd. (Nortel); Davox Corporation; Genesys Telecommunications Corporation; GeoTel Communications Corporation; Siemens A.G.; and their respective Affiliates.

     *Portions of this agreement are confidential and have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Where information has been deleted an '*OE' has been inserted to indicate that information has been omitted.

2.       ASSIGNMENT

         2.1 STC and Syntellect hereby assign and to Aspect all of their respective right, title, and interest in and to the Patents, said Patents to be held and enjoyed by Aspect, its successors, assigns, and licensees, to the full extent of the terms for which patents may be granted, as fully and entirely as the same would have been held and enjoyed by STC and Syntellect had this assignment not been made. STC's and Syntellect's right, title, and interest which are hereby assigned to Aspect, include, but are not limited to, the sole right to enforce, license and bring actions for infringement of, the Patents, including but not limited to the right to bring actions for damages or other remedies for, and to obtain judgments or enter into settlements relating to, past (occurring prior to the Effective Date), present, or future infringement of any of the Patents.

         2.2 STC and Syntellect hereby assign to Aspect all right, title and interest in and to all license, royalty or other revenues of any kind relating to the Patents that accrue after the Effective Date, except as provided herein. STC and Syntellect expressly assign to Aspect their rights under all of the Agreements listed in Section 5.1(i) (the "Patent License Agreements").

         2.3      Cooperation.

                  a. STC and Syntellect shall, whenever Aspect reasonably so requests, execute all papers and documents, provide its employees to take all lawful oaths and provide evidence, and provide all other cooperation reasonably requested by Aspect for the procurement, maintenance, enforcement, and defense of the Patents (including without limitation any such cooperation in connection with the prosecution of the patent applications included among the Patents and in connection with actions for infringement of the Patents), without charge to Aspect, except that Aspect shall pay the actual reasonable out-of pocket costs and expenses incurred by STC and Syntellect in engaging in the cooperation requested by Aspect. STC and Syntellect shall, if required as an indispensable party under the Federal Rules of Civil Procedure then in effect, join as a party in any litigation to procure, maintain, enforce, or defend the Patents. Except for litigation against Boston Technology, Comverse Technologies, Inc., Brooktrout Technology, Inc. and Toshiba America Information Systems, Inc. and their successors in interest described in Sections 2.1 and 2.3(f), such participation in litigation shall be at Aspect's expense, including attorney's fees, except that if Syntellect or STC retains separate counsel, it shall be at Syntellect's or STC's expense.

                  b. Within two business days of the Effective Date, STC and Syntellect will execute and deliver by overnight delivery to Aspect, forms of Patent Assignment suitable for filing with the United States Patent and Trademark Office, for each of the Patents currently issued by such office. Such filing costs will be at Aspect's expense. On or after the Effective Date, STC and Syntellect shall take all other steps reasonably requested by Aspect to perfect and evidence the assignments made hereunder.

                  c. The parties anticipate that the Inventor may execute an Inventor Cooperation Agreement with Aspect. If this occurs, STC and Syntellect will cooperate with the Inventor, will provide him with all reasonable assistance in the performance of his duties pursuant to such agreement, and will authorize him to provide information and materials, and otherwise engage in activities related to the Patents, as reasonably requested by Aspect. STC and Syntellect shall have no obligation to make any payments to or cover any expenses of the Inventor except as provided in Section 2.3(g) below and in any written agreements between Syntellect and the Inventor. In the event the Inventor is incapable of performing the duties requested by Aspect,

         STC and Syntellect will use good faith efforts to have another of the named inventors on the Patents selected by Aspect enter into a cooperation or consulting agreement with Aspect, provided that Syntellect and STC shall not be required to make any payments to or cover any expenses of such persons.

                  d. STC and Syntellect shall use good faith efforts to cause any current or former employee or contractor to provide any cooperation reasonably requested by Aspect, including without limitation any cooperation of the type contemplated for STC or the Inventor, provided that Syntellect and STC shall not be required to make any payments to or cover any expenses of such persons.

                  e. With respect to STC's past, present and future claims
         against    *OE    (and a contemplated suit against   *OE   ), and their
         successors in interest, Aspect shall, if required as a necessary or indispensable party under the Federal Rules of Civil Procedure then in effect, join said lawsuit(s), provided that STC or Syntellect shall continue to pay all costs and expenses associated with said lawsuits.

                  f. Notwithstanding Section 2.1, with respect to   *OE   (the
         "Identified Companies") , Syntellect and STC shall have absolute control over and the sole right to bring and settle claims or lawsuits arising from conduct that occurred prior to the Effective Date, including but not limited to the right to bring actions for damages or other remedies for, and to obtain judgments or enter into settlements, including for past infringement of any of the Patents or any breach of contract, relating to such conduct. *OE

                  g. Aspect agrees to forward to Syntellect, for a period of one year following the Effective Date, a sum equal to eight and one half percent (8.5%) of royalties received by Aspect from entities (other than the Identified Companies) having licenses to any of the Patents as of the Effective Date, less 8.5% of any legal fees and expenses (other than payments under Section 2.3(h)) expended to collect such royalties. Such payments shall be made fifteen days following Aspect's quarterly financial closing. Aspect also agrees to forward to Syntellect, fifteen days following Aspect's quarterly financial closing, a report of all royalties received during the previous quarter, and all legal fees and expenses paid in connection with, any licenses of the Patents whether or not such licenses were in effect as of the Effective Date, for a period of one year following the Effective Date. Aspect grants to Syntellect, following the close of such one year period, the right to audit the revenues and expenses described in this Section, at Syntellect's expense.

                  h. Aspect agrees to pay the law firm of Baker & Botts the sum of $750,000 and Syntellect agrees to pay Baker & Botts $330,000 in exchange for a General Release of Aspect and a complete release of any Security Interest in the Patents, the Patent license agreements transferred to Aspect, and revenues therefrom. Syntellect agrees to continue to retain Baker & Botts under the same terms as its current contingent fee agreement (other than the security interest) with respect to the Identified Companies.

                  i. The Inventor, Illinois Information Technology Corporation, and Aspect have entered into a Mutual Release, a copy of which is attached hereto as Schedule B.


----------
* Omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                  j. The parties will provide one another, at the requesting party's expense, information concerning the status of any litigation involving the scope or validity of the Patents, and will attempt to agree on positions taken on such issues in future or pending litigation. No party to this Agreement will stipulate, consent or agree that any claim in any Patent is invalid or unenforceable.

3.       LICENSE

         On the Effective Date, the parties will execute the license of the Patents set forth in Schedule C (the "Patent License").

4.       CONSIDERATION

         In consideration for the assignments in Section 2 and the other terms and conditions of this Agreement, Aspect will make the payments to STC set forth in subsections 4.1 and 4.2 below:

         4.1      Initial Payment.

         On the first business day following the Effective Date, Aspect will pay STC FIVE MILLION DOLLARS ($5,000,000.00), in cash by wire transfer of federal funds to the account of Syntellect Inc. at NationsBank, 600 Peachtree NE, Atlanta, GA 30308-2213, ABA No. 061000052, Account No. 0106055149.

         4.2      Promissory Note.

         On the Effective Date, Aspect will execute a Promissory Note in the form attached hereto as Schedule D and a Security Agreement in the form of Schedule E, and a Financing Statement in the form of Schedule F.

         4.3      *OE

         4.4 In the event that STC or Syntellect re-acquires title to any of the Patents pursuant to this Agreement, Aspect shall retain a fully paid up, non-exclusive, worldwide non-transferable license under any such Patents which are re-acquired by STC or Syntellect.

5.       REPRESENTATIONS AND WARRANTIES

         5.1 STC and Syntellect hereby represent and warrant as of the Effective Date as follows:

                  a. STC is a corporation duly organized, validly existing, and in good standing under the laws of Arizona and has its principal place of business at the location set forth above. Syntellect is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has its principal place of business at the location set forth above.

                  b. The execution, delivery, and performance of this Agreement, the Patent License, the Patent Assignments, and the Security Agreement by STC and Syntellect: (i) are within their corporate power, (ii) have been duly authorized, executed and delivered by all necessary corporate action on STC's and Syntellect's part, (iii) are valid and binding legal obligations of STC and Syntellect; and (iv) do not and will not contravene or constitute a default under, and are not and will not be inconsistent with, any law or regulation, any judgment, decree or order, or

----------
* Omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

         any material contract, agreement, or other undertaking applicable to STC, Syntellect, the Patents or any of the Patent License Agreements.

                  c. STC or Syntellect owns all right, title and interest in and to the Patents, except as provided in Section 5.1(i). The Patents listed in Schedule A constitute all the patents and pending patent applications assigned or assignable to or otherwise owned or controlled by STC or Syntellect as of the Effective Date of this Agreement. In the event that either party determines that any such patents or patent applications have been omitted from Schedule A, STC or Syntellect will promptly amend Schedule A to correct the omission and will execute additional Patent Assignments for any such omitted Patents. Within (5) business days of the Effective Date, STC and Syntellect will provide to Aspect copies of all such patents and patent applications and the prosecution file histories of all such patents and patent applications in their possession. To the actual knowledge of Syntellect and STC, there has been no previous sale, transfer, assignment or other grant of rights under any patents or patent applications owned by, assigned to or assignable to STC or Syntellect other than the Patent License Agreements described in Subparagraph 5.1(i).

                  d. To the actual knowledge of Syntellect and STC, the Patents and Patent License Agreements are free and clear of all liens, encumbrances, and security interests of every kind, except as provided in Section 5.1(i).

                  e. To the actual knowledge of Syntellect and STC, the practice of the inventions described in the Patents does not necessarily infringe, and will not require any payment to STC, Syntellect, Dytel, Inc. or to any inventor(s) named in the Patents, with respect to any other patents owned or controlled by such entities or inventors, or claims of patent applications that such inventors, STC, Syntellect or their Affiliates have made or contemplate making as of the Effective Date (collectively, "Other Patents"). The foregoing means that to the actual knowledge of Syntellect and STC, Aspect and its successors, assigns, and licensees may practice the inventions described in the Patents without infringing any Other Patents.

                  f. To the actual knowledge of Syntellect and STC, there is no pending or threatened claim that the practice of the inventions described in the Patents infringes any patents or patent applications of any third party.

                  g. To the actual knowledge of Syntellect and STC, the inventions and discoveries described in the Patents were made solely by the inventor(s) named in the Patents, without misappropriation of any trade secrets, confidential information, or other rights of any other person, including, without limitation, any of STC's, Syntellect's or such inventor's current or former employers, clients, partners, or contract parties. To the actual knowledge of Syntellect and STC, no other party has any ownership rights with respect to any such inventions or to the Patents.

                  h. To the actual knowledge of Syntellect and STC, there is no
         (i) pertinent uncited prior art, any sale or offer of sale, or any public use that invalidates any claim of the Patents; (ii) inequitable conduct or breach of the duty of candor owed to the U.S. Patent and Trademark Office (or equivalent office in any other jurisdiction) with respect to any of the Patents; or (iii) other fact that makes any claim in the Patents currently invalid or unenforceable.

                  i. The only licenses that have been granted with respect to any of the Patents were granted to Active Voice Corporation, Applied Voice Technology, Inc., Aurora Systems, Inc.,

         Boston Technology, Brooktrout Technology, Inc., CallWare Technologies, Inc., Centigram Communications Corp., Cobotyx Corporation, Inc., Comdial Corporation, Dialogic Corporation, Digital Sound Corporation, Executone Information Systems, Inc., Genesis Electronics Corporation, Interface Strategies, Inc., Intervoice Inc., Matsushita Electric Industrial Co., Ltd., MicroVoice Corporation, Tadiran Telecommunications, Apropos Technology, Inc. (also known as Teledata Solutions), Toshiba America Information Systems, Inc., VMX, Inc., Vodavi Technology, Inc., Voice Corporation and Voysys Corporation, and complete and correct copies of all such license agreements and amendments thereto and assignments thereof (the Patent License Agreements) have been provided to Aspect prior to the Effective Date.

         5.2 Aspect hereby represents and warrants as of the Effective Date as follows:

                  a. Aspect is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has its principal place of business at the location set forth above.

                  b. The execution, delivery, and performance of this Agreement, the Patent License, the Promissory Note, the Security Agreement and the Financing Statement by Aspect: (i) are within its corporate powers;
         (ii) have been duly authorized, executed and delivered by all necessary corporate action on Aspect's part; (iii) are valid and binding legal obligations of Aspect; and (iv) do not and will not contravene or constitute a default under, and are not and will not be inconsistent with, any law or regulation, any judgment decree or order, or any material contract, agreement, or other undertaking applicable to Aspect.

6.       DISPUTE RESOLUTION

         6.1 Arbitration. Any controversy or claim arising out of or relating to Section 4.3 of this Agreement will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") and this Section 6, except as set forth in
Section 6.4.

         6.2 Selection of Arbitrators; Proceedings. To initiate arbitration, any party to this Agreement (a "Party") will file the appropriate notice with an office of the AAA having jurisdiction. The arbitration proceeding will take place in Chicago, Illinois. The arbitration panel will consist of 3 arbitrators, one arbitrator appointed by each of Syntellect and Aspect within 30 days after the respondent receives notice of the filing of the arbitration and a third neutral arbitrator appointed only by the two arbitrators designed by the parties. If the two arbitrators selected by the parties do not agree to the selection of the third arbitrator within 90 days after the filing of the arbitration, the AAA shall then present a list of at least 30 potential arbitrators with established experience in patent related contract disputes from its nationwide list to the two Party-appointed arbitrators. The two Party-appointed arbitrators shall select the third arbitrator from this list. If a third arbitrator is not agreed to within 28 days of receipt of the list, the AAA shall appoint the neutral arbitrator without input from the parties. Any communication between a Party and the neutral arbitrator will be directed to the AAA for transmittal to the arbitrator. The parties may communicate with their appointed arbitrator at any time.

         6.3 Arbitral Award. The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitrators. The award will (i) be granted and paid in U.S. dollars exclusive of any tax, deduction or offset and (ii) include interest from the date that the award is rendered until it is fully paid, computed at the rate of 18% per annum. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the Party that resists its enforcement.

         6.4 Injunctive Relief. Nothing in this Section will prevent either Party from seeking interim injunctive relief or filing an action against the other Party in the courts having jurisdiction over it in order to enforce an arbitral award granted pursuant to a proceeding under this Section 6.

7.       DEFENSE AND INDEMNIFICATION

         7.1 Aspect agrees to have its counsel defend STC and Syntellect, at Aspect's expense, with respect to any counterclaims, cross-complaints, or equivalent responsive pleadings against STC and Syntellect that could not have been brought but for the fact that Syntellect or STC is joined as an indispensable or necessary party in any lawsuit pursuant to Section 2.3(a) hereof. Aspect further agrees that if it and STC or Syntellect is found jointly or jointly and severally liable with Aspect for damages on a claim that could not have been brought but for the fact that Syntellect or STC is joined as an indispensable or necessary party pursuant to Section 2.3(a) hereof, Aspect will settle, appeal or satisfy such monetary judgment so as to protect Syntellect and STC from having to pay any portion of such a judgment. If Syntellect or STC retains separate counsel, or if STC or Syntellect is held liable for monetary damages for which Aspect is not jointly liable, Aspect shall have no obligation to pay for such costs of counsel or judgment, except as stated in the following sentence. If a conflict of interest arises that prevents counsel for Aspect from simultaneously representing Syntellect or STC, then Aspect shall be obliged to pay the reasonable costs of separate counsel for the defense of claims covered under this Section.

         7.2 Syntellect and STC agree to have their counsel defend Aspect, at STC and Syntellect's expense, with respect to any counterclaims, cross-complaints, or equivalent responsive pleadings against Aspect that could not have been brought but for the fact that Aspect is joined as an indispensable or necessary party in any lawsuit pursuant to Section 2.3(e) or (f) hereof. STC and Syntellect respectively further agree that if either of them is found jointly or jointly and severally liable with Aspect on a claim that could not have been brought but for the fact that Aspect is joined as an indispensable or necessary party pursuant to Section 2.3(e) or (f) hereof, that STC or Syntellect will settle, appeal or satisfy such monetary judgment so as to protect Aspect from having to pay any portion of such a judgment. If Aspect retains separate counsel, or is held liable for monetary damages for which neither STC nor Syntellect is jointly liable, STC and Syntellect shall have no obligation to pay such costs of counsel or judgment, except as stated in the following sentence. If a conflict of interest arises that prevents counsel for Syntellect and STC from simultaneously representing Aspect, then Syntellect and STC shall be obliged to pay the reasonable costs of separate counsel for the defense of claims covered under this Section.

         7.3 Nothing in the previous two paragraphs is intended to create a duty to defend or indemnify another party for its acts or omissions unrelated to the Patents and associated license agreements or for its acts or omissions prior to the Effective Date.

8.       MISCELLANEOUS

         8.1 This Agreement, together with the Schedules hereto, which are hereby incorporated by reference herein, contains the entire agreement and understanding of the parties with respect to the terms of the assignment of the Patents, and supersedes and merges all prior and contemporaneous understandings and agreements between the parties, whether written or oral, on that subject. Each party acknowledges that, in entering into this Agreement, such party has not relied on any representation, warranty, understanding, or agreement except as expressly set forth herein. This Agreement shall not be modified other than in a writing signed by all parties.

         8.2 Any waiver of any obligation under this Agreement must be in writing. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision or any other provision, and shall not affect the right of such party to enforce such provision or any other provision. No waiver of any breach hereof will be construed to be a waiver of any other breach.

         8.3 This Agreement and the rights and obligations of the parties hereunder may not be assigned or delegated, whether voluntarily, by operation of law, or otherwise by either party to this Agreement without the prior written consent of the other party, except that a party may assign the Agreement together with all of its rights and obligations hereunder as part of a sale of all or substantially all of the business of such party, provided that (a) the assignee agrees in writing to all the terms and conditions of this Agreement to the same extent as the party making the assignment, and (b) assignment of the Patent License, and any rights thereunder, is subject to the conditions set forth therein. Subject to the foregoing, the respective obligations of the parties hereto shall bind, and the respective rights of the parties shall inure to the benefit of, the parties' respective assigns and successors.

         8.4 The parties agree that this Agreement will be governed by and construed in accordance with the Patent laws of the United States, as to patent matters, and the State of Delaware, as to contract matters, without reference to its conflicts of laws principles.

         8.5 If for any reason a provision of this Agreement, or portion thereof, is finally determined to be unenforceable under applicable law, that provision, or portion thereof, shall nonetheless be enforced, as to circumstances, persons, places, and otherwise, to the maximum extent permissible by applicable law so as to give effect to the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

         8.6 The headings and captions used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

         8.7 This Agreement has been negotiated by all parties, and each party has been advised by competent legal counsel. This Agreement shall be interpreted in accordance with its terms and without any construction in favor of or against any party.

         8.8 This Agreement may be executed in counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument. Thereafter, for convenience, such counterparts will be signed by all parties, with one original to be retained by each of the parties.

         8.9 The parties agree to take such further actions, and to execute and record such additional documents, as may be necessary to accomplish the transactions contemplated under this Agreement.

9.       NOTICE.

         Any notices pursuant to this Agreement shall be made to the following persons, or to their successors or designees and shall be deemed given three business days following deposit in U.S. first class mail or overnight delivery service:

To Aspect:                              To Syntellect and STC:

Chief Executive Officer                 Chief Executive Officer
Aspect Telecommunications Corp.         Syntellect, Inc.
1730 Fox Drive                          1000 Holcombe Woods Parkway, Suite 410A
San Jose, CA 95131-2312                 Roswell GA 30076


10.      CONFIDENTIAL INFORMATION.

         10.1 "Confidential Information" means the text of or any information that relates to the content of Sections 2.3(f) and 4.3 hereof; provided, however, that "Confidential Information" shall not include any information which is generally known in the business or industry in which Aspect or Syntellect is engaged or otherwise generally available to the public.

         10.2 Aspect and Syntellect agree that, for a period of five (5) years from the Effective Date of this Agreement and thereafter for so long as the Confidential Information shall not be generally known or generally disclosed, Aspect and Syntellect shall not disclose any Confidential Information, except as authorized in writing by an authorized officer of the other party to the Agreement or as required by law, regulation, or compulsory legal process.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives:

STC:                                      Aspect:

SYNTELLECT TECHNOLOGY CORPORATION         ASPECT TELECOMMUNICATIONS CORPORATION


                                          By: /s/ Eric J. Keller
                                              __________________________________
By: /s/ Neal Miller
    __________________________________

                                          Name:  Eric J. Keller
                                                ________________________________
Name:  Neal Miller
      ________________________________

                                          Title:  Vice President
                                                 _______________________________
Title: Corp. V.P., Secretary and Treasurer
       _______________________________

                                          Date:   October 25, 1997
                                                ________________________________
Date:  October 25, 1997
      ________________________________

Syntellect:

SYNTELLECT INC.



By: /s/ Neal Miller
    ______________________________________


Name:  Neal Miller
      ____________________________________


Title: Corp. V.P., Secretary and Treasurer
       ___________________________________


Date: October 25, 1997
      ____________________________________

                                   SCHEDULE A

                                       APPLICATION/        CORRESPONDING
   COUNTRY           PATENT NO.         SERIAL NO.          U.S. PAT. #                         TITLE
United States        4,850,012         07/133,318          4,850,012               Automated Access Facilities For
                                                                                   Use With Key Telephone Systems
United States        4,922,528         07/356,742          4,922,526               Automated Access Facilities For
                                                                                   Use With Key Telephone Systems
United States        5,303,298         07/945,122          5,303,298               Automated Attendant Call Processor

United States        4,955,047         07/346,167          4,955,047               Automated Attendant With
                                                                                   Direct Inward System Access
United States        5,347,574         07/861,998          5,347,574               Automated Call Screening

United States        5,029,196         07/217,179          5,029,196               Automated Call Screening

United States        5,109,405         07/588,582          5,109,405               Automated Call Screening

United States        08/226,453                                                    Automated Call Screening



United States        5,309,504         07/793,843          5,309,504               In a Telecommunication System
                                                                                   Busy/No answer Call
                                                                                   Completion Equipment
United States        4,809,321         06/909,755          4,809,321               Busy/No-answer, Call
                                                                                   Completion Equipment
United States        4,935,958         07/266,273          4,935,958               Busy/No-answer, Call
                                                                                   Completion Equipment

United States        4,975,941         07/099,388          4,975,941               Call Processor For Facilitating
                                                                                   Call Completion Equipment

United States        5,099,509         07/040,564          5,099,509               Integration of Voice Store and
                                                                                   Forward Facility

United States        5,249,219         07/822,933          5,249,219               Integration of Voice Store and
                                                                                   Forward Facility
United States        5,020,095         07/272,091          5,020,095               Interactive Call Distribution
                                                                                   Processor
United States        5,166,974         07/685,543          5,166,974               Interactive call processor to
                                                                                   facilitate completions of Queued
                                                                                   Calls
United States        08/344,752                                                    Interactive Call Processor to
(Reissue                                                                           Facilitate Completion of Queued
App. of                                                                            Calls
USPN
5,166,974)

United States       08/709,133                                                     Interactive Call Processor to
(FWC                                                                               Facilitate Completion of Queued
Continuation                                                                       Calls
App. of
08/344,752)

United States        4,696,028         06/593,526          4,696,028               PBX Intercept and Caller
                                                                                   Interactive Attendant Bypass
                                                                                   System
United States        5,027,384         07/217,426          5,027,384               Personalized Automatic Call
                                                                                   Routing
United States        4,972,469         07/523,121          4,972,469               System and Method For
                                                                                   Securing Communications
                                                                                   Security Protection

Table Continued
DATE             DATE
FILED           ISSUED           FEE DUE          STATUS
12/16/87        7/18/89          01/18/01         Issued

5/24/89         5/1/90           11/01/97         Issued

9/14/92         4/12/94          10/12/01         Issued

5/2/88          9/4/90           03/04/98         Issued

4/1/92          9/13/94          03/13/98         Issued
7/11/88         7/2/91           01/02/98         Issued
8/16/80         4/28/92          10/28/99         Issued
4/12/94         Notice of                         Pending
                Allowance
                Issued
                06/16/97
11/18/91        5/3/94           11/03/97         Issued


9/22/88         2/28/89          09/28/00         Issued

12/19/88        6/19/90          12/19/97         Issued


9/21/87         12/4/90          06/04/98         Issued


4/17/87         3/24/92          09/24/99         Issued


1/21/92         9/28/93          03/28/01         Issued

11/18/88        5/26/91          11/28/98         Issued

4/15/91         11/24/94         05/24/92         Issued


11/23/94                                          Abandoned











3/26/84         9/22/87          03/22/99         Issued


7/11/88         6/25/91          12/25/98         Issued

5/14/90         11/20/94         05/20/98         Issued

United States        5,148,478         07/628,701          5,148,478               System and Method For
                                                                                   Securing  Communications
                                                                                   Security Protection






United States        5,148,478         07/628,701          5,148,478               System and Method For
                                                                                   Communications Security
                                                                                   Protection





United States        5,181,243         07/354,261          5,181,243               System and Method For
                                                                                   Securing Communications
                                                                                   Security Protection
United States        5,168,519         07/636,666          5,168,519               System and Method For
                                                                                   Securing DTMF Transmissions
United States        5,666,401         08/612,610                                  Automated Attendant Call
                                                                                   Processor
United States        08/225,538          5,666,401                                 Automated Attendant Call
                                                                                   Processor
United States        08/923,223          5,866,401                                 Automated Attendant Call
                                                                                   Processor
Canada               1,270,315         537,600             4,809,321               Busy-No-answer Call
                                                                                   Completion Equipment

Canada               1,252,185         477,375             4,696,028               PBX Intercept and Caller
                                                                                   Interactive Attendant Bypass
                                                                                   System
Canada               1,286,760         579,965             4,696,028                PBX Intercept and Caller
                                                                                   Interactive Attendant Bypass
                                                                                   System
Canada               5,181,242*        2,033,983-7         4,972,469               System and Method For
                                                                                   Communications Security
                                                                                   Protections
Japan                                  500660/89                                   Automated Access Facilities For
                                                                                   Use With Key Telephone
                                                                                   Systems
Japan                                  362202/92           5,099,509               Integration of Voice Store and
                                                                                   Forward Facility

Europe               346,434           89900993.0                                  Automated Access Facilities For
                                                                                   Use With Key Telephone
                                                                                   Systems
Europe                                 92104770.0                                  Integration of Voice Store and
                                                                                   Forward Facility
Europe               5,181,242*        90909223.1          4,972,469               System and Method For
                                                                                   Communications Security
                                                                                   Protections

Germany              3,854,268                                                     Automated Access Facilities For
                                                                                   use With Key Telephone
                                                                                   Systems

Table Continued
12/17/80        9/15/92          03/15/90         Issued
                                 (3.5 Year
                                 Maint.
                                 Fee paid
                                 late by
                                 petition
                                 on
                                 09/30/97)

12/17/90        09/15/92         03/15/00         Issued
                                 (3.5 Year
                                 Maint.
                                 Fee paid
                                 late by
                                 petition
                                 on
                                 09/30/97)
5/19/89         1/19/93          07/19/00         Issued


  1/2/91        12/1/92          06/01/00         Issued

03/08/96        09/09/97         03/09/01         Issued

04/11/94                                          Abandoned

09/04/97                                          Pending

5/21/87         6/12/90          06/12/98         Issued


3/25/85         4/4/89                            Issued


10/12/88        7/23/91          07/23/88         Issued


5/14/90         10/18/94         05/14/98         Issued


8/15/89                                           Abandoned


4/23/92                                           Pending


12/8/88         11/04/94         12/08/98         Issued


3/19/92                                           Pending

5/14/90                          05/14/94         Abandoned



12/8/88         8/2/95                            Issued

                                   SCHEDULE D

                             SECURED PROMISSORY NOTE

October 25, 1997                                                   $5,000,000.00
                                                                Atlanta, Georgia


                FOR VALUE RECEIVED, the undersigned, Aspect Telecommunications Corporation, a California corporation ("Aspect"), promises to pay to the order of Syntellect, Inc., a Delaware corporation ("Syntellect" and, together with any subsequent holder hereof, "Holder"), the principal sum of FIVE MILLION DOLLARS ($5,000,000.00) in twenty (20) equal monthly installments of $250,000, on the last day of each calendar quarter, commencing on March 31, 1998 and continuing through and including December 31, 2002. Thus, all principal is due and payable in full on December 31, 2002, or earlier if the indebtedness evidenced by this Secured Promissory Note (the "Note") is accelerated as hereinafter provided (the "Maturity Date").

                No interest shall accrue on the principal amount of this Promissory Note prior to the Maturity Date; provided, however, that if an Event of Default (as defined below) has occurred and is continuing, interest shall accrue on the unpaid principal balance of this Promissory Note from such date until the date of final payment at a default rate equal to nine percent (9%) per annum. The amount of interest accruing and payable hereunder shall be calculated on the basis of a 365-day year for the actual number of days elapsed and shall be payable on demand.

                All amounts due hereunder shall be paid to Holder in immediately available funds at its office in Roswell, Georgia or such other place as the Holder may designate in writing. All payments of principal and interest shall be in immediately available funds in lawful money of the United States of America. If any payment on this Note becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day.

                This Note is the Promissory Note referred to in the Patent Assignment Agreement, dated as of the date hereof, between Aspect and Payee (as amended or modified from time to time the "Patent Assignment"), and is subject to, and entitled to, all provisions and benefits thereof. The payment of all amounts hereunder shall be secured by that certain Collateral Assignment and Security Agreement, dated as of the date hereof, executed by Aspect in favor of Holder (as amended or modified from time to time, the "Security Agreement"), pursuant to which Aspect shall grant a lien and security interest in favor of Holder in and to all patents and other property being acquired by Aspect from Holder pursuant to the Patent Assignment.

                In the event the indebtedness evidenced by this Note is collected by legal action or through an attorney-at-law, Holder shall be entitled to recover from Aspect all costs of collection, including without limitation reasonable attorneys' fees if collected by or through an attorney-at-law, unless Aspect is the prevailing party in litigation relating to the parties' rights and remedies hereunder in which case Syntellect shall pay any such costs of Aspect, including Aspect's reasonable attorney's fees.

                Each of the following shall constitute an "Event of Default" hereunder: (a) the failure of Aspect to pay any indebtedness under this Note (including principal when due or any interest or expenses) within 30 days after Holder gives Aspect written notice of such failure to pay; (b) an involuntary petition for (i) an order for relief in respect of the Aspect under any applicable federal or state bankruptcy law or other similar law ("Bankruptcy Laws") shall be filed against Aspect and any such petition shall continue undismissed for a period of sixty (60) consecutive days, (ii) an appointment of a receiver, liquidator, trustee, custodian, sequestrator, or similar official of or for Aspect, or (iii) an order for winding-up or liquidation of the affairs of Aspect, shall be filed against Aspect and any such petition shall continue undismissed for a period of sixty (60) consecutive days or (c) Aspect shall file a petition, answer or consent seeking relief under Bankruptcy Laws or shall consent to any of the actions described in clause (b) above.

                Upon the existence or occurrence of any Event of Default or if Aspect sells forty percent (40%) or more of the number of Patents (as defined in the Patent Assignment) purchased by Aspect from Payee (a "40% Sale"), all indebtedness of Aspect under this Note, including without limitation the principal and any accrued interest thereon and all costs of collection (including without limitation reasonable attorneys' fees if collected by or through an attorney or in bankruptcy or in other judicial proceedings) may, in the case of clauses (a) above and a 40% Sale, be declared, or shall, in the cases of clauses (b) through (c) above, automatically become, due and payable without notice or demand of any kind.

                Prepayment of this Note in part or in whole is hereby permitted without premium or penalty, and any partial prepayment of any indebtedness hereunder shall be applied first to accrued interest (if any) and then to outstanding principal hereunder.

                Any notices pursuant to this Note shall be made to the following persons, or to their successors or designees and shall be deemed given three business days following deposit in U.S. first class mail or overnight delivery service:

To Aspect:                              To Syntellect and STC:

Chief Executive Officer                 Chief Executive Officer
Aspect Telecommunications Corp.         1000 Holcombe Woods Parkway
1730 Fox Drive                          Suite 410A
San Jose, California  95131-2312        Roswell, Georgia  30076

Failure or forbearance of Holder to exercise any right hereunder or otherwise granted by law shall not affect or release the liability of Aspect hereunder and shall not constitute a waiver of such right unless so stated by Holder in writing. THIS NOTE SHALL BE DEEMED TO BE MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE. Time is of the essence of this Note.

                  PRESENTMENT FOR PAYMENT, NOTICE OF DISHONOR AND PROTEST ARE HEREBY WAIVED.

                Executed under hand of a duly authorized officer of Aspect as of the day and year first above written.

                                       ASPECT:

                                       ASPECT TELECOMMUNICATIONS
                                            CORPORATION


                                       By: /s/ Eric J. Keller
                                           --------------------------------
                                           Name:  Eric J. Keller
                                           Title: Vice President